One Corporate Center
Rye, NY 10580-1422GAMCO Investors, Inc
Fax (914) 921-5392
www.gabelli.com

For Immediate Release:	Contact:	Jeffrey M. Farber
Executive Vice-President and Chief Financial Officer
(914) 921-5147

For further information please visit
www.gabelli.com

GAMCO Reports Full Year 2008 Fully Diluted Earnings Per Share of $0.89
Operating Income for the Full Year was $85.0 million
Operating Income for the Fourth Quarter was $19.3 million

       Rye, New York, February 13, 2009 – GAMCO Investors, Inc. (GAMCO) (NYSE: GBL) announced full year 2008 earnings of $0.89 per fully diluted share versus $2.79 per fully diluted share in 2007.  In 2008, the Company earned $1.90 per fully diluted share from operations before investment losses versus $2.24 per share in 2007.  Operating income before management fee was $89.1 million, 24.3% lower than the $117.6 million in the prior year.  In 2008, investment losses (non-operating) were $39.2 million versus investment income of $38.6 million in the prior year.  Reflecting the non-operating losses, net income was $24.9 million in 2008 compared to $79.6 million in 2007.

    For the fourth quarter of 2008, the Company generated a loss of $0.44 per fully diluted share versus earnings of $0.84 per fully diluted share in 2007.  The quarterly loss was driven by “mark to market” losses in our investment portfolio of $36.3 million, or $0.72 per fully diluted share including losses on our investments in our closed-end funds.  Operating income before management fee of $17.1 million was 59.8% lower than the $42.5 million in the prior year’s comparable quarter.

       For fiscal year 2008, revenues were $245.0 million versus $292.4 million in fiscal 2007.  For the fourth quarter 2008, revenues were $50.1 million versus $89.0 million in the fourth quarter of 2007, (including $18.0 million of incentive and fulcrum fees).

       The Company had cash and investments, net of debt and minority interest of $15.47 per share at December 31, 2008.  In 2008, GAMCO returned $95 million, or approximately $3.40 per share, in stock repurchases or dividends to shareholders.

Commentary

Jeffrey M. Farber, the Company’s Executive Vice President-Finance/Corporate Development and Chief Financial Officer had the following comments, “Clearly 2008 was a challenging year in an extremely challenging environment.  Despite the outstanding results of our merger arbitrage activities, money market portfolios and the positive net asset flows in the fourth quarter, equity market related depreciation produced significant declines in assets under our stewardship.

“As the market deteriorated, we accelerated our efforts to rationalize our cost structure. By being extremely vigilant regarding general and administrative costs, we have been able to continue to increase the quality of our research, portfolio management and client service capability.  We have and are continuing to employ a zero-based budgeting process for our cost structure, carefully reviewing each area for opportunities to spend less and to be more efficient. Sources for reducing  expenses included vendor renegotiation, operational restructuring, demand management, and compensation reviews.

“We have managed the financial resources entering this period with a strong balance sheet serves us well.  Our financial position allows us the opportunity to be able to invest in our sales and research areas through acquisition, lift-outs, and organically. During 2008, we added a research and portfolio team to focus on the clean energy and alternative-energy sector and added a sales and research head in Hong Kong to manage our Asia Operations. We also added a CEO and Director of Marketing to lead our Teton Advisors business which is expected to be spun-off to shareholders in the first quarter. We have and will continue to enhance our research, investment management, and client service capabilities.”

Assets Under Management

Assets Under Management (AUM) were $20.7 billion as of December 31, 2008, 19.3% lower than September 30, 2008 AUM of $25.6 billion and 33.4% below December 31, 2007 AUM of $31.0 billion.  Equity AUM were $19.1 billion on December 31, 2008, 22.2% less than September 30, 2008 equity assets of $24.6 billion and 36.0% below the $29.9 billion on December 31, 2007.

-	GAMCO experienced positive net asset flows for the quarter.

-
Our open-end equity fund AUM were $6.6 billion on December 31, 2008, 21.9% less than $8.4 billion on September 30, 2008 and 32.7% below $9.8 billion on December 31, 2007. The reclassification of the Gabelli Enterprise Mergers and Acquisitions Fund from institutional sub-advisory to mutual fund advisory in March 2008 partially mitigated the decline in mutual funds AUM from the prior year-end level.

-	Our closed-end equity funds had AUM of $3.8 billion on December 31, 2008, down 22.1% from $4.9 billion on September 30, 2008 and 40.2% below the $6.3 billion on December 31, 2007.

-
Our institutional and private wealth management business ended the quarter with $8.5 billion in separately managed accounts, down 22.6% from September 30, 2008 level of $10.9 billion and 36.4% lower than the $13.3 billion on December 31, 2007. On a pro-forma basis, AUM were 33.0% lower than the adjusted $12.6 million AUM on December 31, 2007.

-
AUM in The Gabelli U.S. Treasury Fund, our 100% U.S. Treasury money market fund, ranked #1 for the 4th quarter and #2 for 2008 by Lipper based on total return, increased 49.2% to $1.5 billion on December 31, 2008, versus the $1.0 billion on September 30, 2008 and 34.6% from the December 31, 2007 AUM of $1.1 billion.

-
We have the opportunity to earn incentive fees for certain institutional client assets, preferred issues for our closed-end funds, common shares of the Gabelli Global Deal Fund (NYSE: GDL) and investment partnership assets. As of December 31, 2008, assets with incentive fee opportunities were $2.6 billion, down 16.9% from the $3.1 billion on September 30, 2008 and 27.4% below the $3.5 billion on December 31, 2007.

-	Our Investment Partnerships AUM were $295 million on December 31, 2008 versus $340 million on September 30, 2008 and $460 million on December 31, 2007.

The Gabelli U.S. Treasury Fund ranked 1 out of 79 funds for the 4th quarter 2008, 2 out of 78 funds for the one year period, 2 out of 69 funds for the five year period and 3 out of 47 funds for the ten year period.  The rankings are based on total return over the length of the period.  Past performance is not indicative of future results.  Investment returns and yield will fluctuate. Income will be subject to federal income tax. Investment in the Fund is not guaranteed nor insured by the Federal Deposit Insurance Corporation or any government agency. Although the Fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the Fund.
Investors should consider the investment objectives, risks, charges and expenses of the Fund carefully before investing. The prospectus, which contains more complete information about this and other matters, should be read carefully before investing.  You can obtain a prospectus by calling Gabelli & Company, Inc. at 1-800-GABELLI (1-800-422-3554), or by visiting http://www.gabelli.com.  Distributed by Gabelli & Company, Inc. One Corporate Center, Rye, NY 10580

Revenues
For the Quarter

Investment advisory fees for the fourth quarter 2008 were $40.0 million, a decline of 48.6% from $77.8 million in the 2007 fourth quarter, which included $18.8 million in incentive and fulcrum fees.  Excluding incentive and fulcrum fees, in both periods, the decline was 32.1%:

-	Open-end mutual fund revenues were $16.9 million versus $25.1 million in fourth quarter 2007, a drop of 32.7% primarily due to lower average AUM.

-
Our closed-end fund revenues fell 71.4% to $6.6 million in the fourth quarter 2008 from $23.2 million in 2007 which included $10.1 million in incentive fees.  Lower average AUM also contributed to the drop in revenues.

-
Institutional and high net worth separate account revenues, which are based primarily upon prior quarter-end AUM, decreased 38.4% to $15.9 million from $25.8 million in fourth quarter 2007 which included $5.1 million in performance-based fees.

-
While performance was excellent as demonstrated by our Merger Arbitrage Fund which was up before expenses for the 23rd consecutive year, Investment Partnership revenues were $0.6 million, a decrease of $3.1 million or 84.2% from $3.7 million in 2007, primarily the result of incentive fees.

Commission revenues from our institutional research affiliate, Gabelli & Company, Inc., were $5.1 million in the fourth quarter 2008, up 22.3% from the fourth quarter of 2007 reflecting an enlarged client base traceable to increased sales and trade execution as well as the success of our research product offerings.

Mutual fund distribution fees and other income were $4.9 million for the fourth quarter 2008, a decrease of $2.1 million, or 30.0% from the prior year quarter of $7.0 million.  The main driver of this decrease was lower average assets in our open-end equity funds that generate distribution fees.

For the Year

For the year ended December 31, 2008, investment advisory fees were $204.3 million, a decrease of $46.1 million or 18.4% compared to the revenues of $250.4 million in 2007:

-	Open-end mutual fund revenues declined 5.6% to $88.7 million from $93.9 million in 2007.

-
Our closed-end fund revenues were $40.5 million for 2008, 33.2% below the $60.6 million in 2007.  This drop is primarily attributable to lower assets and the absence of $10.1 million in incentive fees in 2008.

-	Institutional and high net worth separate account revenues fell 18.5% to $72.3 million from $88.6 million reported in 2007 due to a drop in average AUM and lower performance based fees.

-	Investment Partnership revenues were $2.7 million versus $7.2 million in 2007.

        Commission revenues from our institutional research business, Gabelli & Company, Inc., were $16.1 million for the year ended December 31, 2008, an increase of 2.5% from $15.7 million in the prior year period.

Mutual fund distribution fees and other income were $24.6 million for the year ended December 31, 2008, a decrease of $1.6 million, or 6.3%, from $26.2 million in the 2007 period.

Operating Margin

For the fourth quarter 2008, the operating margin before management fee was 34.1%, after recording an incremental increase of $0.8 million in compensation expense in the 2008 quarter related to restricted stock awards (“RSAs”) granted in December 2007 and a $1.5 million charge for the impairment of an intangible asset, versus 47.7% in the fourth quarter of 2007. Excluding the RSA amortization in both periods and the intangible asset write down in 2008, our operating margin before management fee would have been 39.5% and 48.1% in the fourth quarter 2008 and 2007, respectively.  Operating margin after management fee (GAAP basis) was 38.5% for the quarter ended December 31, 2008 compared to 43.1% in the prior year period.

We have been examining our entire cost structure, both fixed and variable.  We have made progress in reducing expenses, which should buttress our operating margin in 2009.

For the year ended December 31, 2008, the operating margin before management fee was 36.4% after recording an incremental $4.8 million in compensation expense related to restricted stock awards, a $1.5 million charge for the impairment of an intangible asset, offset by $1.2 million of insurance reimbursements.  For fiscal year 2007, the operating margin was 40.2% after incurring $5.8 million in launch costs for the Gabelli Global Deal Fund (NYSE: GDL) and net of insurance reimbursements of $3.8 million. Excluding these expenses and reimbursements from both periods, our operating margin before management fee would have been 38.4% in 2008 versus 41.1% in the prior year period. Operating margin after management fee (GAAP basis) was 34.7% for the year ended December 31, 2008 compared to 35.3% in the prior year period.

Other Income / (Expense)

Other expense (net of interest expense) was an expense of $39.6 million in the fourth quarter 2008 versus an expense of $2.0 million in the prior year’s quarter.

During the fourth quarter 2008, $20.7 million of investment losses that were in other comprehensive loss in stockholders’ equity moved to investment loss in the income statement. Mark to market adjustments in the available for sale portfolio are generally recorded in stockholders’ equity. However, an other-than-temporary impairment on certain unrealized loss positions in the available for sale securities portfolio necessitated a $16.6 million adjustment in the income statement. In addition, certain positions in the available for sale portfolio were sold at a loss of $4.1 million which were recorded in the income statement when they were realized in the quarter.

For the full year, other income/expense (net of interest expense) was an expense of $48.8 million versus income of $26.7 million in the prior year due to market depreciation of the investment portfolio in the current period.  We experienced a negative swing of $75.5 million, or $1.56 per fully diluted share, in other income/(expense) reflecting $41.0 million in reduced investment performance, $17.4 million in other than temporary impairments, $11.0 million in reduced dividend income and $6.1 million in lower net interest income.

Income Taxes

The effective tax rate for the three and twelve months ended December 31, 2008 was 37.2% and 34.1%, respectively, compared to the prior year’s effective rates of 33.4% and 38.2%.

Investment Highlights

-
GAM GAMCO Equity Fund was awarded Standard & Poor’s AAA Rating for the fifth consecutive year and is one of only four S&P AAA rated funds out of the 95 fund Mainstream Equities Group. The Standard & Poor’s AAA rating is a widely acknowledged measure of excellence, awarded only when, in S&P’s words: “The fund demonstrates the highest standards of quality based on its investment process and management’s consistency of performance as compared to funds with similar objectives.”

-	The following is excerpted from the Management Style section of Standard & Poor’s AAA December 2008 Report on GAM GAMCO Equity fund:

-
“Gabelli follows a bottom-up, value-driven approach, developed from Graham & Dodd.  The approach uses detailed fundamental analysis to highlight stocks that are currently undervalued, but have a reasonable probability of realising a private market value (PMV) through the intervention of a discernible catalyst… The PMV is the value they believe an informed investor would be willing to pay for a company.  Catalysts can be a specific event or a range of circumstances with varying time horizons… Positions are built gradually according to conviction, on a 5-to 10-year horizon and turnover is therefore very low… Sector weights are not constrained.  Risk is largely controlled by building a broadly diversified portfolio with no consideration for the S&P 500 benchmark.”

-
GAM GAMCO Equity Fund has been sub-advised by GAMCO Asset Management Inc. for London UK based GAM since the fund’s launch in October 1987.  We plan to enhance our position as a sub-advisor with other financial sponsors where we have investment capacity.

-	Morningstar rates 12 of our mutual funds five or four stars overall as of December 31, 2008. Please see appendix A at page 13 for a list.

-
A Wall Street Journal, January 20, 2009, SmartMoney Fund Screen report titled Longtime Performers featured the Gabelli Small Cap Growth Fund (GABSX) and Gabelli Asset Fund (GABAX) among twelve funds using the following criteria: the funds must first have an average annual return of 11% or more since the day they opened their doors... performance track records during the trailing three-, five- and 10-year periods that put each fund in the top 25% of their respective categories…criteria dealing with manager tenure and fees… a minimum investment under $5,000… open to new money... charge less than a 1.5% expense ratio.

-
A New York Times article, Three Who Steered Away From the Cliff, in the Sunday, January 11, 2009, edition featured the Gabelli ABC fund (GABCX), stating: “The managers of three of the better-performing funds in the fourth quarter found refuge in far-flung places and divergent strategies.”

-	The Gabelli ABC fund (GABCX) was named in a BARRON’S article on January 9, 2009 highlighting mutual-fund research house Morningstar’s top 10 performing funds for 2008.

-	GAMCO Asset Management reported that the 31 year net annualized rate of return of our ERISA composite stands at 15.3% from inception.

Business Highlights

-
In July, Jeffrey M. Farber joined us as Executive Vice President Finance/Corporate Development and Chief Financial Officer. Jeff will help us expand our business both internally and through acquisitions and lift-outs. Jeff was previously with Bear Stearns, most recently as Senior Vice President – Finance and Controller; and prior to that with Deloitte & Touche as an audit partner.

-
In May, Nicholas F. Galluccio was named as the President and CEO of Teton Advisors, Inc., a subsidiary of GAMCO, effective July 1. GAMCO had previously announced that its shareholders approved the distribution of its shares held in Teton to shareholders of GAMCO. Teton Advisors, Inc. is the adviser to six open-end mutual funds under the GAMCO Westwood brand. Mr. Galluccio was with Trust Company of the West for 25 years, where he served as the Group Managing Director, U.S. Equities and Senior Portfolio Manager.

-
GBL formed a research and portfolio team to focus on the clean-technology and alternative-energy sector, with the future possibility of launching an investment fund.  "Gabelli Green", led by John Segrich, will focus on investment opportunities in existing companies whose core operations are within wind, solar, emission controls and energy efficiency, nuclear, water and waste, energy storage, bio fuels, and all aspects of carbon capture, storage and trading. Gabelli Green broadens our platform joining other global teams that focus on Digital, Food of All Nations, Healthcare & Wellness, and Productivity Enhancers.

-
In October 2008, Virgil Chan joined GAMCO to manage its Asia operations. Mr. Chan will be based in Hong Kong and will oversee all sales and research management functions in Asia, including our offices in Shanghai and Singapore. Mr. Chan has held a number of positions in investment banking and private equity, most recently with Symphony Capital Partners (formerly Schroder Capital Partners) in Singapore. He received his MBA from the Fellows Program at the MIT of the Sloan School of Management and holds an undergraduate degree from Washington University in St. Louis. A U.S. citizen, Mr. Chan is a Hong Kong Permanent Resident.

-	GAMCO hosted its twenty-first annual meeting for institutional and private wealth management clients at the Hotel Pierre in New York.

-	The Gabelli Prize was awarded to Jean-Marie Eveillard, Portfolio Manager of the First Eagle Funds, as the fourth recipient of the Graham & Dodd, Murray, Greenwald Award for Value Investing.

-
GAMCO, under the aegis of Bruce C. Greenwald along with the Heilbrunn Center for Graham and Dodd Investing at Columbia University, hosted the 18th Annual Graham & Dodd Value Investing Seminar in October 2008. The seminar’s theme was “Graham and Dodd in the 21st Century”.

-
The Gabelli Convertible and Income Securities Fund Inc. (NYSE:GCV) (the “Fund”) redeemed 100% (1,000 shares) of its Series C Auction Rate Cumulative Preferred Stock (the “Series C Preferred Stock”). The redemption price was $25,000 per share of Series C Preferred Stock, which was equal to the liquidation preference of the Series C Preferred Stock.

-
In December 2008, The Gabelli Global Deal Fund distributed to shareholders one transferable right for each common share held.  Ten rights will enable a shareholder to purchase one Series A Cumulative Callable Preferred Share at a price of $50.00 per share.

-
For the full year, cash flows for both our sub-advisory and institutional and private wealth management business were net positive with inflows from new and existing relationships approaching $1.4 billion offset by outflows from existing clients approaching $1 billion.

-
In August 2008, the Board of Directors of the Enterprise Mergers and Acquisitions Fund (the “Fund”), a fund that has been advised by Gabelli Funds, LLC since March 2008 and was previously sub-advised by GAMCO from the Fund’s inception on February 28, 2001, approved the name change to Gabelli Enterprise Mergers and Acquisitions Fund.

-
During November 2008, the Bjurman, Barry Micro-Cap Growth Fund selected Teton Advisors, Inc., a majority owned subsidiary of GBL, as the interim investment adviser.  Shareholders of the fund are in the process of voting to merge the fund into our GAMCO Westwood Mighty MitesSM Fund.

-
In October 2008, Cascade Investment, LLC (“Cascade”) increased its investment in GBL to $100 million by purchasing a $60 million convertible note. The ten-year note pays interest at 6.5% and provides Cascade with certain put rights and an escrow agreement. The note is convertible into GBL Class A common stock at $70 per share. As a result of this add-on investment, and assuming full conversion, Cascade would own 18.9%, up from its current ownership of 10.4%, of GBL’s Class A common stock.

-
During the fourth quarter, Teton Advisors, Inc. filed a Form 10 indicating that GBL will be distributing its ownership of Teton to GBL shareholders.  Each holder of GBL will receive approximately 1.4933 shares of Teton for every 100 shares of GBL.  Fractional shares will be rounded up or down to the nearest whole share.  The Teton shares will not trade for six months following the spin-off.  It is expected that this transaction will be completed in the first quarter of 2009.

Other Financial Highlights

Statement of Financial Condition – Liquidity and Flexibility

Our liquid balance sheet, coupled with investment grade credit ratings from both Moody’s and Standard & Poor’s, provides access to financial markets and the flexibility to opportunistically add operating resources to our firm, repurchase our stock and consider strategic initiatives, including acquisitions and lift-outs.

We ended the year with approximately $638.5 million in cash and investments.  This included approximately $66.7 million of our investments in The Gabelli Dividend & Income Trust, The Gabelli Global Deal Fund and Westwood Holdings Group, as well as other investments of $9.4 million, all classified as available for sale securities.

 Our debt at December 31, 2008 consisted of $99 million of 5.5% senior notes due May 2013, (we repurchased $1 million of debt), a $40 million 6% convertible note due August 2011 and a $60 million 6.5% convertible note due October 2018.  Reflecting dividends paid of $55.6 million and stock buyback of $39.4 million, we had cash and investments in securities, net of debt and minority interest, of $15.47 per share on December 31, 2008 compared with $18.68 per share on December 31, 2007. We caution that this metric, while correct from an accounting point of view, is not always the same as investors would view cash-on-hand.

The shelf registration filed by GAMCO Investors, Inc. in the third quarter 2006 provides GAMCO with the flexibility of issuing any combination of senior and subordinate debt securities, convertible debt securities and equity securities (including common and preferred securities) up to a total amount of $520 million.

Book value was $440.2 million or $15.86 per share on December 31, 2008 compared to $501.3 million or $17.62 per share on December 31, 2007.

Shareholder Compensation

Dividends

On November 7, 2008, our Board of Directors declared a special dividend of $0.90 per share to all of its Class A and Class B shareholders, payable on December 23, 2008 to shareholders of record on December 9, 2008 and a quarterly dividend of $.03 per share to all of its Class A and Class B shareholders, payable on December 30, 2008 to shareholders of record on December 16, 2008.  We returned $25.5 million and $0.8 million in dividends during the fourth quarter of 2008 and 2007, respectively.  For 2008 and 2007, we returned $55.6 million and $31.5 million, respectively, to our shareholders.

GAMCO announced that on February 3, 2009 its Board of Directors declared a quarterly dividend of $.03 per share to all of its Class A and Class B shareholders, payable on March 31, 2009 to shareholders of record on March 17, 2008.

Stockholders’ Equity

In  the fourth quarter of 2008, we repurchased 197,100 shares at an average investment of $27.43 per share for an outlay of $5.4 million.  For the year ended December 31, 2008, we repurchased 896,525 shares at an average investment of $43.93 per share an outlay of $39.4 million.

        Since our IPO of six million shares at a price of $17.50 per share in 1999, the Company has repurchased a total of 6,052,583 shares at an average price of $39.77 per share and has paid cumulative dividends of $144.2 million.

        Shares outstanding on December 31, 2008 were 27.7 million, a reduction of approximately 0.2 million shares, or 0.7%, from the September 30, 2008 shares of 27.9 million and 0.7 million shares, or 2.5%, below the 28.4 million shares outstanding on December 31, 2007.  The decline in the outstanding shares from December 2007 to December 2008 reflect open market repurchases of 896,525 shares partially offset by the issuance of 188,679 shares to Cascade for the conversion of $10 million of the 2011 Note.  Fully diluted shares outstanding for the fourth quarter of 2008 were 27.5 million, below both third quarter 2008’s level of 28.4 million and fourth quarter 2007’s level of 29.1 million.

NOTES ON NON-GAAP FINANCIAL MEASURES
A.
	12/31/08	12/31/07
Cash and cash equivalents	$333.3	$168.3
Investments (marketable securities)	214.5	358.3
Total cash and investments (marketable securities)	547.8	526.6
Net amounts receivable from/(payable to) brokers	14.6	32.6
Adjusted cash and investments (marketable securities)	562.4	559.2
Investments (available for sale)	76.1	134.5
Total adjusted cash and investments	$638.5	$693.7

We believe adjusted cash and investments is a more useful measure of the company’s liquidity for analytical purposes.

Net amounts receivable from/(payable to) brokers reflect cash and cash equivalents held with brokers and cash payable for securities purchased and recorded on a trade date basis for which settlement occurs subsequent to period-end.

B.
Operating income before management fee expense is used by management for purposes of evaluating its business operations.  We believe this measure is useful in illustrating the operating results of GAMCO Investors, Inc. (the “Company”) as management fee expense is based on pre-tax income before management fee expense, which includes non-operating items including investment gains and losses from the Company’s proprietary investment portfolio and interest expense.  The reconciliation of operating income before management fee expense to operating income is provided in Tables V and VI.

C.
Operating income before management fee expense per share and other income, net per share is used by management for purposes of evaluating its business operations.  We believe this measure is useful in comparing the operating and non-operating results of the Company for the purposes of understanding the composition of net income per fully diluted share.  The reconciliation of operating income before management fee expense per share and other income, net per share to net income per fully diluted share is provided below.

	4th Quarter		YTD December
	2008	2007	2008	2007
Operating income before management fee	$17,059	$42,460	$89,103	$117,630
Management fee expense	(1,706)	(4,276)	(8,929)	(11,795)
Tax expense (excluding reserve adjustments)	(5,717)	(12,757)	(27,307)	(40,385)
Minority interest (expense)	8	(182)	(37)	(240)

Operating income (after management fee and taxes)	$9,644	$25,245	$52,830	$65,210
per fully diluted share	$0.35	$0.87	$1.90	$2.24

Other income (loss), net	$(39,577)	$(2,039)	$(48,837)	$26,679
Management fee (expense)/benefit	3,927	204	4,843	(2,668)
Tax (expense)/benefit	13,276	612	14,984	(9,163)
Minority interest (expense)/income	666	49	1,046	(489)

Other income (loss), net (after management fee and taxes)	$(21,708)	$(1,174)	$(27,964)	$14,359

Add back interest on convertible note	$-	$750	$-	$3,000
Management fee expense	-	(75)	-	(300)
Tax expense	-	(246)	-	(986)
Net income attributable to interest add back	-	429	-	1,714

Other income (loss), net and interest add back (after management fee and taxes)	$(21,708)	$(745)	$(27,964)	$16,073
per fully diluted share	$(0.79)	$(0.03)	$(1.01)	$0.55

Net income/(loss) per fully diluted share	$(0.44)	$0.84	$0.89	$2.79

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

Our disclosure and analysis in this press release contain some forward-looking statements.  Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results.  Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, there can be no assurance that our actual results will not differ materially from what we expect or believe.  Some of the factors that could cause our actual results to differ from our expectations or beliefs include, without limitation: the adverse effect from a decline in the securities markets; a decline in the performance of our products; a general downturn in the economy; changes in government policy or regulation; changes in our ability to attract or retain key employees; and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations.  We also direct your attention to any more specific discussions of risk contained in our Form 10-K and other public filings.  We are providing these statements as permitted by the Private Litigation Reform Act of 1995.  We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations or if we receive any additional information relating to the subject matters of our forward-looking statements.

The Company reported Assets Under Management as follows (millions):

Table I:
Mutual Funds:	December 31, 2008	December 31, 2007	% Inc.(Dec.)	Adj. % Inc. (Dec.) (a)
Open-end	$6,575	$9,774	(32.7)	(37.1)
Closed-end	3,792	6,341	(40.2)	(40.2)
Money Market	1,521	1,122	35.6	35.6
Total Mutual Funds	11,888	17,237	(31.0)	(33.6)
Institutional & PWM:
Equities: direct	6,861	10,708	(35.9)	(35.9)
Equities: sub-advisory	1,585	2,584	(38.7)	(17.0)
Fixed Income	22	24	(8.3)	(8.3)
Total Institutional & PWM	8,468	13,316	(36.4)	(33.0)
Investment Partnerships	295	460	(35.9)	(35.9)
Total Assets Under Management	$20,651	$31,013	(33.4)	(33.4)

Equities	$19,108	$29,867	(36.0)	(36.0)
Fixed Income	1,543	1,146	34.6	34.6
Total Assets Under Management	$20,651	$31,013	(33.4)	(33.4)

Table II:	Assets Under Management By Quarter (millions) % Increase/(decrease

Mutual Funds	12/08	9/08	6/08	3/08	12/07	12/07	(a)	9/08
Open-end	$6,575	$8,421	$9,486	$9,459	$9,774	(37.1)		(21.9)
Closed-end	3,792	4,869	5,704	5,762	6,341	(40.2)		(22.1)
Money Market	1,521	1,015	1,164	1,445	1,122	35.6		49.9
Total Mutual Funds	11,888	14,305	16,354	16,666	17,237	(33.6)		(16.9)
Institutional & PWM:
Equities: direct	6,861	8,964	9,564	9,746	10,708	(35.9)		(23.5)
Equities: sub-advisory	1,585	1,964	2,043	1,887	2,584	(17.1)		(19.3)
Fixed Income	22	19	17	2	24	(8.3)		15.8
Total Institutional & PWM	8,468	10,947	11,624	11,635	13,316	(33.0)		(22.6)
Investment Partnerships	295	340	354	396	460	(35.9)		(13.2)
Total Assets Under Management	$20,651	$25,592	$28,332	$28,697	$31,013	(33.4)		(19.3)

(a)	Adjusted for reclassification. Reclass is Gabelli Enterprise Mergers & Acquisitions Fund to open-end equity for the quarter ended December 31, 2007 from institutional sub-advisory.

Table III: Fund Flows – 4th Quarter 2008 (millions)
	September 30, 2008	Net Cash Flows	Market Appreciation / (Depreciation)	December 31, 2008
Mutual Funds
Equities	$13,290	$(335)	$(2,588)	$10,367
Money Market	1,015	501	5	1,521
Total Mutual Funds	14,305	166	(2,583)	11,888
Institutional & PWM
Equities: direct	8,964	(132)	(1,971)	6,861
Equities: sub-advisory	1,964	28	(407)	1,585
Fixed Income	19	-	3	22
Total Institutional & PWM	10,947	(104)	(2,375)	8,468

Investment Partnerships	340	(30)	(15)	295
Total Assets Under Management	$25,592	$32	$(4,973)	$20,651

Table IV: Fund Flows – 2008 (millions)
	December 31, 2007	Adjustments (b)	Net Cash Flows	Market Appreciation / (Depreciation)	December 31, 2008
Mutual Funds
Equities	$16,115	$415	$(518)	$(5,645)	$10,367
Money Market	1,122	-	376	23	1,521
Total Mutual Funds	17,237	415	(142)	(5,622)	11,888
Institutional & PWM
Equities: direct	10,708	-	31	(3,878)	6,861
Equities: sub-advisory	2,584	(415)	136	(720)	1,585
Fixed Income	24	-	(3)	1	22
Total Institutional & PWM	13,316	(415)	164	(4,597)	8,468

Investment Partnerships	460	-	(144)	(21)	295
Total Assets Under Management	$31,013	$-	$(122)	$(10,240)	$20,651

(b) $415 million is related to the change of the Gabelli Enterprise Mergers and Acquisition Fund from Institutional sub-advisory to Mutual Fund advisory.

Table V
GAMCO INVESTORS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	For the Three Months Ended December 31,
	2008	2007	% Inc. (Dec.)

Investment advisory and incentive fees	$40,024	$77,804	(48.6%)
Commission revenue	5,111	4,179	22.3
Distribution fees and other income	4,925	7,034	(30.0)

Total revenues	50,060	89,017	(43.8)

Compensation costs	19,828	32,347	(38.7)
Distribution costs	5,398	6,700	(19.4)
Other operating expenses	7,775	7,510	3.5

Total expenses	33,001	46,557	(29.1)

Operating income before management fee	17,059	42,460	(59.8)

Investment income / (loss)	(36,308)	389	n/m
Interest expense	(3,269)	(2,428)	34.6
Other income / (expense), net	(39,577)	(2,039)	n/m

Income / (loss) before management fee, income taxes and minority interest	(22,518)	40,421	n/m
Management fee expense (income)	(2,221)	4,072	n/m
Income / (loss) before income taxes and minority interest expense	(20,297)	36,349	n/m
Income taxes expense (benefit)	(7,559)	12,145	n/m
Minority interest expense (income)	(674)	133	n/m
Net income / (loss)	$(12,064)	$24,071	n/m

Net income / (loss) per share:
Basic	$(0.44)	$0.86	n/m

Diluted	$(0.44)	$0.84	n/m

Weighted average shares outstanding:
Basic	27,472 (a)	28,077	(2.2)

Diluted	27,482	29,075	(5.5%)

Notes:
(a) Shares outstanding at December 31, 2008 were 27,745,789, including 369,900 RSAs.
See GAAP to Non-GAAP reconciliation at page 18.

Table VI
GAMCO INVESTORS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	For the Years Ended December 31,
	2008	2007	% Inc. (Dec.)

Investment advisory and incentive fees	$204,293	$250,410	(18.4%)
Commission revenue	16,129	15,729	2.5
Distribution fees and other income	24,590	26,230	(6.3)

Total revenues	245,012	292,369	(16.2)

Compensation costs	102,840	120,036	(14.3)
Distribution costs	25,090	28,500	(12.0)
Other operating expenses	27,979	26,203	6.8

Total expenses	155,909	174,739	(10.8)

Operating income before management fee	89,103	117,630	(24.3)

Investment income / (loss)	(39,163)	38,644	n/m
Interest expense	(9,674)	(11,965)	(19.1)
Other income / (expense), net	(48,837)	26,679	n/m

Income before management fee, income taxes and minority interest expense/(income)	40,266	144,309	(72.1)
Management fee	4,086	14,463	(71.7)
Income before income taxes and minority interest expense/(income)	36,180	129,846	(72.1)
Income taxes	12,323	49,548	(75.1)
Minority interest expense/(income)	(1,009)	729	n/m
Net income	$24,866	$79,569	(68.7)

Net income per share:
Basic	$0.89	$2.83	(68.4)

Diluted	$0.89	$2.79	(68.0)

Weighted average shares outstanding:
Basic	27,805	28,142	(1.2)

Diluted	27,841	29,129	(4.4%)

See GAAP to Non-GAAP reconciliation at page 18.

Table VII
GAMCO INVESTORS, INC.
UNAUDITED QUARTERLY CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share data)

	2008					2007
	1st	2nd	3rd	4th	Full-Year	1st	2nd	3rd	4th	Full-Year
	Quarter	Quarter	Quarter	Quarter		Quarter	Quarter	Quarter	Quarter
Income Statement Data:
Revenues	$66,548	$65,424	$62,980	$50,060	$245,012	$66,606	$68,277	$68,469	$89,017	$292,369

Expenses	41,310	41,631	39,967	33,001	155,909	42,694	47,660	37,828	46,557	174,739

Operating income before management fee	25,238	23,793	23,013	17,059	89,103	23,912	20,617	30,641	42,460	117,630

Investment income / (loss)	(3,615)	4,206	(3,446)	(36,308)	(39,163)	13,572	17,359	7,324	389	38,644
Interest expense	(2,067)	(2,199)	(2,139)	(3,269)	(9,674)	(3,380)	(3,329)	(2,828)	(2,428)	(11,965)
Other income/(expense), net	(5,682)	2,007	(5,585)	(39,577)	(48,837)	10,192	14,030	4,496	(2,039)	26,679

Income / (loss) before management fee, income taxes and minority interest expense/(income)	19,556	25,800	17,428	(22,518)	40,266	34,104	34,647	35,137	40,421	144,309

Management fee expense (income)	1,981	2,586	1,740	(2,221)	4,086	3,401	3,449	3,541	4,072	14,463

Income / (loss) before income taxes and minority interest expense/(income)	17,575	23,214	15,688	(20,297)	36,180	30,703	31,198	31,596	36,349	129,846

Income taxes expense / (benefit)	7,326	8,719	3,837	(7, 559)	12,323	11,207	12,856	13,340	12,145	49,548
Minority interest expense/(income)	(237)	36	(134)	(674)	(1,009)	332	345	(81)	133	729

Net income / (loss)	$10,486	$14,459	$11,985	$(12,064)	$24,866	$19,164	$17,997	$18,337	$24,071	$79,569

Net income / (loss) per share:
Basic	$0.37	$0.52	$0.43	$(0.44)	$0. 89	$0.68	$0.64	$0.65	$0.86	$2.83

Diluted	$0.37	$0.51	$0.43	$(0.44)	$0.89	$0.67	$0.63	$0.64	$0.84	$2.79

Weighted average shares outstanding:
Basic	28,175	27,948	27,602	27,472	27,805	28,228	28,160	28,106	28,077	28,142

Diluted	29,031	28,743	28,400	27,482	27,841	29,196	29,147	29,099	29,075	29,129

Reconciliation of Non-GAAP
Financial measures to GAAP:
Operating income before management fee	$25,238	$23,793	$23,013	$17,059	$89,103	$23,912	$20,617	$30,641	$42,460	$117,630
Deduct: management fee expense (income)	1,981	2,586	1,740	(2,221)	4,086	3,401	3,449	3,541	4,072	14,463
Operating income	$23,257	$21,207	$21,273	$19,280	$85,017	$20,511	$17,168	$27,100	$38,388	$103,167
Operating margin before management fee	37.9%	36.4%	36.5%	34.1%	36.4%	35.9%	30.2%	44.8%	47.7%	40.2%
Operating margin after management fee	34.9%	32.4%	33.8%	38.5%	34.7%	30.8%	25.1%	39.6%	43.1%	35.3%

Table VIII
GAMCO INVESTORS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
 (dollars in thousands, except per share data)

	December 31,	December 31,
	2008	2007
	(unaudited)
ASSETS

Cash and cash equivalents (a)	$333,332	$168,319
Investments (a)	292,199	495,008
Receivable from brokers	16,460	40,145
Other receivables	16,233	42,665
Deferred tax benefit	16,629	-
Other assets	15,458	11,443

Total assets	$690,311	$757,580

LIABILITIES AND STOCKHOLDERS' EQUITY

Payable to brokers	$1,857	$7,562
Income taxes payable	-	17,539
Compensation payable	15,862	25,362
Securities sold short, not yet purchased	1,677	2,229
Accrued expenses and other liabilities	21,611	41,335
Total operating liabilities	41,007	94,027

5.5% Senior notes (due May 15, 2013)	99,000	100,000
6.5% Convertible note (due October 2, 2018)	60,000	-
6% Convertible note (due August 14, 2011) (b)	39,766	49,608
Total debt	198,766	149,608
Total liabilities	239,773	243,635

Minority interest	10,385	12,630

Stockholders' equity	440,153	501,315

Total liabilities and stockholders' equity	$690,311	$757,580

(a)	At December 31, 2008, $2.1 million and $59.9 million is held in escrow for the Cascade Note and classified as Cash and cash equivalents and Investments, respectively.
(b)	$50 million outstanding at December 31, 2007. $40 million outstanding at December 31, 2008.

Appendix A

Morningstar ratings as of December 31, 2008:

Fund	Overall Rating	3 Year Rating	5 Year Rating	10 Year Rating
GAMCO Westwood Balanced Fund (NASDAQ: WEBAX)	5 Star	5 Star	5 Star	5 Star
GAMCO Westwood Equity Fund (NASDAQ:WESWX)	5 Star	5 Star	5 Star	4 Star
GAMCO Westwood Mighty MitesSM Fund (NASDAQ: WEMMX)	5 Star	5 Star	5 Star	5 Star
Gabelli Asset Fund (NASDAQ: GABAX)	4 Star	4 Star	4 Star	4 Star
Gabelli Equity Income Fund (NASDAQ: GABEX)	4 Star	4 Star	4 Star	5 Star
Gabelli Global Utility & Income Trust (AMEX: GLU)	4 Star	4 Star	N/A	N/A
Gabelli Small Cap Growth Fund (NASDAQ: GABSX)	5 Star	5 Star	5 Star	5 Star
Gabelli Convertible and Income Securities Fund Inc. (NYSE: GCV)	4 Star	5 Star	5 Star	3 Star
Gabelli ABC Fund (NASDAQ: GABCX)	5 Star	5 Star	5 Star	5 Star
Gabelli Enterprise Mergers & Acquisitions Fund (NASDAQ: EMAAX)	4 Star	4 Star	4 Star	N/A
GAMCO Global Telecommunications Fund (NASDAQ: GABTX)	4 Star	5 Star	4 Star	3 Star
Gabelli Utilities Fund (NASDAQ: GABUX)	4 Star	5 Star	3 Star	N/A

Through December 31, 2008, the one year, five year, ten year and life of the GAMCO Westwood Balanced Fund average returns are -19.31%, 3.53%, 3.93% and 8.55%, respectively.  Through December 31, 2008, the one year, five year, ten year and life of the GAMCO Westwood Equity Fund average returns are -33.13%, 2.60%, 2.84% and 9.58%, respectively.  Through December 31, 2008, the one year, five year, ten year and life of the GAMCO Westwood Mighty MitesSM Fund average annual returns are -23.86%, 4.50%, 8.85%, and 9.37%, respectively.  Through December 31, 2008, the one year, five year, ten year and life of the Gabelli Asset Fund average returns are -37.20%, 0.81%, 3.89% and 11.20%, respectively.  Through December 31, 2008, the one year, five year, ten year and life of the Gabelli Equity Income Fund average returns are -34.96%, 0.30%, 3.78% and 8.70%, respectively.  Through December 31, 2008, the one year and life of the Gabelli Global Utility & Income Trust average returns are -26.43% and 1.60%, respectively.  Through December 31, 2008, the one year, five year, ten year and life of the Gabelli Small Cap Growth Fund average annual returns are -30.98%, 2.60%, 7.01%, and 11.63%, respectively.  Through December 31, 2008, the one year, five year, ten year and life of the Gabelli Convertible and Income Securities Fund average returns are –18.02%, -3.09%, 2.53% and 4.45%, respectively.  Through December 31, 2008, the one year, five year, ten year and life of the Gabelli ABC Fund average returns are -2.63%, 4.56%, 5.27% and 6.96%, respectively.  Through December 31, 2008, the one year, five year and life of the Gabelli Enterprise Mergers & Acquisition Fund average returns are -26.72%, -0.82% and 1.17%, respectively.  Through December 31, 2008, the one year, five year, ten year and life of the GAMCO Global Telecommunications Fund average returns are -40.58%, 2.83%, 2.29% and 7.02%, respectively.  Through December 31, 2008, the one year, five year and life of the Gabelli Utilities Fund average returns are -20.90%, 5.77% and 6.21%, respectively.  Average annual and historical returns reflect changes in Class AAA shares only. Other share classes may have different performance characteristics.

Past performance is no guarantee of future results. Total return and average annual returns are historical and reflect changes in share price, reinvestment of dividends and capital gains and are net of expenses.  Due to market volatility, current performance may be lower or higher than the figures shown.  Investment return and principal value will fluctuate so, upon redemption, shares may be worth more or less than their original cost.  To obtain the most recent month-end performance information and a prospectus, please call 800-GABELLI (800-422-3554) or visit www.gabelli.com. See the prospectus for more details. Investors should consider the investment objectives, risks, charges, and expenses of a Fund carefully before investing. The prospectus, which contains more complete information about this and other matters, should be read carefully before investing. Not FDIC Insured. Not Bank Guaranteed. May Lose Value.

Securities of smaller companies present greater risks than securities of larger, more established companies. The stocks of smaller companies may trade less frequently and experience more abrupt price movements than stocks of larger companies, therefore, investing in this sector involves special challenges.

Investing in micro capitalization stocks may involve greater risk than investing in small, medium, and large capitalization stocks, since they can be subject to more abrupt or erratic movements in price. GAMCO Westwood Mighty MitesSM Fund may invest in relatively new or unseasoned companies, which are in their early stages of development, or micro cap companies positioned in new and emerging industries. Micro-cap companies may be illiquid. Securities of micro-cap and unseasoned companies present greater risks than securities of larger, more established companies.

Morningstar RatingTM as of December 31, 2008. For each fund with at least a three-year history, Morningstar calculates a Morningstar RatingTM based on a Morningstar risk-adjusted return measure that accounts for variation in a fund’s monthly performance (including the effects of sales charges, loads and redemption fees) placing more emphasis on downward variations and rewarding consistent performance.  The top 10% of the funds in an investment category receive five stars, the next 22.5% receive four stars, the next 35% receive three stars, the next 22.5% receive two stars and the bottom 10% receive one star.  The Overall Morningstar Rating for a fund is derived from a weighted average of the performance figures associated with its three, five, and ten-year (if applicable) Morningstar Rating metrics.  Morningstar Ratings are shown for the respective class shown; other classes may have different performance characteristics.

There were 423 Mid-Cap Blend funds rated for three years, 337 funds for five years and 163 funds for ten years (The Gabelli Asset Fund, The Gabelli ABC Fund, The Gabelli Enterprise Mergers & Acquisition Fund). There were 1,185 Large Value funds rated for three years, 963 funds for five years and 451 funds for ten years (GAMCO Westwood Equity Fund, The Gabelli Equity Income Fund).  There were 341 Small Value funds rated for three years, 269 funds for five years and 121 funds for ten years (GAMCO Westwood Mighty MitesSM Fund).  There were 962 Moderate Allocation funds rated for three years, 768 funds for five years and 448 funds for ten years (GAMCO Westwood Balanced Fund).  There were 561 Small Blend funds rated for three years, 449 funds for five years and 216 funds for ten years (The Gabelli Small Cap Growth Fund).  There were 37 Specialty-Communications funds rated for three years, 34 funds for five years and 13 funds for ten years (GAMCO Global Telecommunications Fund).  There were 93 Specialty-Utilities funds rated for three years, 76 funds for five years and 50 funds for ten years (The Gabelli Utilities Fund, The Gabelli Global Utility & Income Trust).  There were 72 Convertibles funds rated for three years, 67 funds for five years and 46 funds for ten years (The Gabelli Convertible and Income Securities Fund Inc.).    (a) 2007 Morningstar, Inc. All Rights reserved.  This information is (1) proprietary to Morningstar and/or its content providers (2) may not be copied or distributed; and (3) is not warranted to be accurate, complete or timely.  Neither Morningstar nor its content providers are responsible for any damages or losses arising from any use of this information.  Past performance is no guarantee of future results.

Funds investing in a single sector, such as utilities, may be subject to more volatility than funds that invest more broadly. The utilities industry can be significantly affected by government regulation, financing difficulties, supply or demand of services, or fuel and natural resources conservation.